Exhibit 99.1

SOURCE:	Talen Energy Corporation
Media contact:	Todd L. Martin
(570) 542-2881
todd.martin@talenenergy.com

Riverstone completes acquisition of Talen Energy Corporation

ALLENTOWN, PA (December 6, 2016) – Talen Energy Corporation (NYSE: TLN), a competitive energy and power generation company that owns or controls 16,000 megawatts of capacity in eight states, today reported the completion of its merger with an affiliate of Riverstone Holdings LLC, which was initially announced on June 3, 2016. Talen Energy Corporation common stock ceased trading on the New York Stock Exchange before the commencement of trading on December 6, 2016 and will be delisted from the NYSE.

Under the terms of the merger agreement, which was adopted by Talen Energy Corporation stockholders at a special meeting on October 6, 2016, Talen Energy Corporation stockholders will receive $14 in cash for each share of common stock they owned immediately prior to the effective time of the merger.

Ralph Alexander has been named President and Chief Executive Officer of Talen Energy, effective immediately. When asked about his appointment, Mr. Alexander said, “I look forward to leading our team of experienced professionals and continuing our legacy of efficiently generating safe, reliable energy for our customers.”

Stockholders of record and stockholders who hold shares through a bank or broker generally will not need to take any action for their shares to be converted into cash because the conversion will be handled automatically by Talen Energy Corporation’s transfer agent or their bank or broker, respectively. In certain limited instances, Talen Energy Corporation’s transfer agent or the requisite bank or broker, as applicable, will notify stockholders if additional information is required before they may receive the merger consideration.

Financial and Legal Advisors

Citibank served as financial advisor to Talen Energy in the transaction, and Kirkland & Ellis LLP served as Talen Energy’s legal advisor. Goldman, Sachs & Co. and RBC Capital Markets served as financial advisors to Riverstone. Wachtell, Lipton, Rosen & Katz and Vinson & Elkins LLP served as Riverstone’s legal advisors for the transaction.

About Talen Energy

Talen Energy is one of the largest competitive energy and power generation companies in North America. The company owns or controls 16,000 megawatts of generating capacity in well-developed, structured wholesale power markets, principally in the Northeast, Mid-Atlantic and Southwest regions of the United States. For more information, visit www.talenenergy.com.

About Riverstone Holdings LLC

Riverstone Holdings is an energy and power-focused private investment firm founded in 2000 by David M. Leuschen and Pierre F. Lapeyre, Jr. with approximately $34 billion of equity capital raised. Riverstone conducts buyout and growth capital investments in the exploration & production, midstream, oilfield services, power and renewable sectors of the energy industry. With offices in New York, London, Houston and Mexico City, the firm has committed over $33 billion to more than 120 investments in North America, Latin America, Europe, Africa and Asia. Visit www.riverstonellc.com for more information.

Forward-Looking Information

Statements contained in this news release are “forward-looking statements” within the meaning of the federal securities laws. These statements often include such words as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “project,” “forecast,” “seek,” “will,” “may,” “should,” “could,” “would” or similar expressions. Although Talen Energy and its subsidiaries believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Among the important factors that could cause actual results to differ materially from the forward-looking statements are: adverse economic conditions; changes in commodity prices and related costs; the effectiveness of Talen Energy’s risk management techniques, including hedging; accounting interpretations and requirements that may impact reported results; operational, price and credit risks in the wholesale and retail electricity markets; Talen Energy’s ability to forecast the actual load needed to perform full-requirements sales contracts; weather conditions affecting generation, customer energy use and operating costs and revenues; disruptions in fuel supply; circumstances that may impact the levels of coal inventory that are held; the performance of transmission facilities and any changes in the structure and operation of, or the pricing limitations imposed by, the RTOs and ISOs that operate those facilities; blackouts due to disruptions in neighboring interconnected systems; competition; federal and state legislation and regulation; costs of complying with environmental and related worker health and safety laws and regulations; the impacts of climate change; the availability and cost of emission allowances; changes in legislative and regulatory policy; security and safety risks associated with nuclear generation; Talen Energy’s level of indebtedness; the terms and conditions of debt instruments that may restrict Talen Energy’s ability to operate its business; the performance of Talen Energy’s subsidiaries and affiliates, on which its cash flow and ability to meet its debt obligations largely depend; the risks inherent with variable rate indebtedness; disruption in financial markets; Talen Energy’s ability to access capital markets; acquisition or divestiture activities, and Talen Energy’s ability to realize expected synergies and other benefits from such business transactions, including in connection with the completed MACH Gen acquisition; changes in technology; any failure of Talen Energy’s facilities to operate as planned, including in connection with scheduled and unscheduled outages; Talen Energy’s ability to optimize its competitive power generation operations and the costs associated with any capital expenditures, including the Brunner Island dual-fuel project; significant increases in operation and maintenance expenses; the loss of key personnel, the ability to hire and retain qualified employees and the impact of collective labor bargaining negotiations; war, armed conflicts or terrorist attacks, including cyber-based attacks; risks associated with federal and state tax laws and regulations; any determination that the transaction that formed Talen Energy does not qualify as a tax-free distribution under the Internal Revenue Code; Talen Energy’s ability to successfully integrate the RJS Power businesses and to achieve anticipated synergies and cost savings as a result of the spinoff transaction and combination with RJS Power; costs of complying with reporting requirements as a newly public company and any related risks of deficiencies in disclosure controls and internal control over financial reporting as a standalone entity; and the ability of affiliates of Riverstone to exercise influence over matters requiring Board of Directors and/or stockholder approval. Any such forward-looking statements should be considered in light of such important factors and in conjunction with Talen Energy’s Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, and its other reports on file with the SEC.